                                                                    EXHIBIT 2.11

                                  May 17, 2000



VSI Enterprises, Inc.
VSI Network Solutions, Inc.
Attn: Richard Harrison
5430 LBJ Freeway, Suite 1135
Dallas, Texas   75240

                  Re:      Purchase Agreement Dated February 18, 2000

Gentlemen:

                  This letter agreement serves as an amendment to the Purchase Agreement dated as of February 18, 2000 (the "Agreement") by and among PentaStar Communications, Inc., OC Mergerco 4, Inc. (nka PentaStar Acquisition Corp IV), VSI Network Solutions, Inc. and VSI Enterprises, Inc. All capitalized terms used in this letter agreement without definition have the respective meanings given to them in the Agreement.

                  The parties hereby amend the Agreement as follows:

                  1. The parties have reviewed the Closing Accounts Receivable and have agreed that the Company shall make a $275,000 Shortfall Payment at the Closing by way of an offset against the cash portion of the Purchase Price to be delivered by the Acquiror to the Company at the Closing rather than in a post-Closing Shortfall Payment from the Company to the Acquiror. Accordingly,
(a) at the Closing the Acquiror shall, subject to paragraph 2 below, pay to the Company $1,325,000 of the cash portion of the Purchase Price (rather than $1,600,000) and deposit the remaining $500,000 of the cash portion of the Purchase Price with the Escrow Agent as the Accounts Receivable Escrow Fund and
(b) the Aggregate Net Amount of Closing Accounts Receivable guaranteed pursuant to Section 5.7 of the Purchase Agreement shall be $4,164,000 rather than the $4,439,000 set forth on Exhibit 1.1(e) to the Agreement, Closing Accounts Receivable in the aggregate amount of $4,164,000 shall be paid to the Acquiror by June 30, 2000, and if Closing Accounts Receivable in the aggregate amount of $4,164,000 are not paid to the Acquiror by June 30, 2000, then the Company and the Shareholder shall make a Shortfall Payment to the Acquiror for such difference by June 30, 2000 and the Escrow Period with respect to the Accounts Receivable Escrow Fund shall end on June 30, 2000.

                  2. The parties have received notice from RFC Capital Corporation ("RFC"), as set forth on Exhibit A hereto, that the balance due as of the Closing under the Receivables Sale Agreement (the "RFC Agreement") dated as of October 8, 1998 between the Company and

RFC (exclusive of the "early termination fee") is $795,165.36. Pursuant to the Agreement, the Acquiror's obligation with respect to the RFC Agreement is $758,000. The Company desires to have the $37,165.36 difference paid to RFC by the Acquiror, on behalf of the Company, out of the cash portion of the Purchase Price that would otherwise be payable to the Acquiror at the Closing pursuant to paragraph 1 above. The Company's obligations under Section 4.10 of the Agreement, including its obligation to pay the "early termination fee" to RFC, shall remain in full force and effect.

                  3. Exhibit 1.1(d)(i) is amended by adding thereto the four agreements attached as Exhibit B hereto.

                  4. Exhibit 3.1(n)(ii) is replaced by Exhibit C attached hereto.

                  5. Exhibit 4.9(b) is replaced by Exhibit D attached hereto.

                  By signing below, you acknowledge and agree that (a) this letter agreement amends the Agreement as set forth above and only as set forth above and (b) the Agreement, as expressly amended by this letter agreement, remains in full force and effect and nothing in this letter agreement shall constitute a waiver by any party of any right or claim under the Agreement.

Very truly yours,

PENTASTAR COMMUNICATIONS, INC. PENTASTAR ACQUISITION CORP. IV
                                              (FKA OC MERGERCO 4, INC.)


By:    /s/ Robert S. Lazzeri                  By:   /s/ Robert S. Lazzeri
   ------------------------------                -------------------------------
Name:  Robert S. Lazzeri                         Name:  Robert S. Lazzeri
Title: Chief Executive Officer                   Title: Chief Executive Officer


Agreed and accepted this ____ day of May 2000.


VSI ENTERPRISES, INC.                         VSI NETWORK SOLUTIONS, INC.


By:        /s/ Richard Harrison               By:  /s/ Richard Harrison
   ------------------------------                -------------------------------
Name:      Richard Harrison                   Name:    Richard Harrison
Title:                                        Title:
      ---------------------------                   ----------------------------